Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Holdings GP, L.P. Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

Alliance to Present at the Wells Fargo Securities 8th Annual Pipeline and MLP Symposium

TULSA, OKLAHOMA, December 1, 2009 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) and Alliance Holdings GP, L.P. (NASDAQ: AHGP) today announced that Brian L. Cantrell, Senior Vice President and Chief Financial Officer, will make a presentation at the Wells Fargo Securities 8th Annual Pipeline and MLP Symposium in New York at approximately 11:45 a.m. Eastern time on Tuesday, December 8, 2009.

The audio portion of Mr. Cantrell’s presentation will be available via webcast at http://www.wsw.com/webcast/wa57/arlp/ and for replay for 30 days following the conference. The related presentation will also be available December 8, 2009 on both ARLP’s website (http://www.arlp.com) and AHGP’s website (http://www.ahgp.com) under “Investor Information” and “Investor Presentations.”

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States. ARLP operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland, and West Virginia. ARLP recently initiated mining operations at a new mining complex currently under construction in Kentucky and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mt. Vernon, Indiana. ARLP’s mining activities are conducted in three geographic regions commonly referred to in the coal industry as the Illinois Basin, Central Appalachian and Northern Appalachian regions.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, through which it holds a 1.98% general partner interest and the incentive distribution rights in ARLP. In addition, AHGP owns 15,544,169 common units of ARLP.

News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com. For more information, contact the investor relations department of Alliance Holdings GP at (918) 295-1415 or via e-mail at investorrelations@ahgp.com.

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